FORM OF CHANGE IN CONTROL AGREEMENT
This AGREEMENT (“Agreement”) is dated as of _____, 2023, by and between HYLIION HOLDINGS CORP., a Delaware corporation (the “Company”), and _____ (the “Employee”).
RECITALS:
WHEREAS, the Company desires to employ the Employee or, if the Employee is currently employed by the Company, the Company desires to continue to employ the Employee;
WHEREAS, the Company desires to set forth the general terms of the Employee’s employment with the Company in connection with a Change in Control (as defined below);
WHEREAS, the Employee is a key employee who is expected to make, or to continue to make, significant contributions to the profitability, growth and financial strength of the Company and its Subsidiaries (as defined below);
WHEREAS, the Company recognizes that, as is the case with most publicly held companies, the possibility of a Change in Control (or threatened Change in Control) of the Company exists;
WHEREAS, the Company desires to assure itself and its Subsidiaries of continuity of management in the event of a Change in Control or threatened Change in Control and desires to establish certain minimum compensation rights for key employees, including the Employee, applicable in the event of a Change in Control;
WHEREAS, the Company desires to ensure that key employees are not prevented, directly or indirectly, or distracted from discharging their duties upon a Change in Control or threatened Change in Control; and
WHEREAS, the Employee is willing to render services to the Company in reliance upon the promises and other terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and undertakings set forth below, the Company and the Employee hereby agree as follows.
1.Certain Definitions. For the purposes of this Agreement, the following terms shall have the respective meanings set forth below:
(a)“Applicable Multiplier” means [______].1
(b)“Board” means the Board of Directors of the Company.
(c)“Business” shall mean the business and operations that are the same or similar to those performed (or as to which are proposed to be performed based on plans developed within the twelve (12) month period immediately prior to the Termination Date) by the Company or any Subsidiary for which Employee provides services or about which Employee obtains Confidential Information during his or her employment by the Company.
(d)“Cause” means that, prior to any termination pursuant to Section 5(b) hereof for “Cause”, the Employee shall have committed:
1 Applicable Multiplier shall mean “two (2)” for all named executive officers, and for other individuals identified by the Committee to receive this Agreement may mean “two (2)”, “one (1)”, or “one-half (0.5)”.

(1)an intentional act of fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with the Company or any Subsidiary;
(2)intentional wrongful damage to property of the Company or any Subsidiary;
(3)intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary;
(4)conviction for a criminal offense (other than minor traffic offenses); or
(5)a breach of any of Employee’s obligations under Section 10 of this Agreement, or any other intentional wrongful engagement in any competitive activity which would constitute a material breach of the duty of loyalty, and any such act shall have been materially harmful to the Company and its Subsidiaries taken as a whole. For purposes of this Agreement, no act, or failure to act, on the part of the Employee shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by the Employee not in good faith and without reasonable belief that his or her action or omission was in or not opposed to the best interest of the Company and its Subsidiaries.
Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with his or her counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Employee had committed an act set forth above in this Section 1(c) and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Employee or his or her beneficiaries to contest the validity or propriety of any such determination.
(e)“Change in Control” means the occurrence of any of the following during the Term:
(1)the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either: (A) the then-outstanding shares of common stock of the Company (the “Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (“Voting Stock”); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iv) any acquisition by any Person (or more than one Person acting as a group) that owns more than fifty (50) percent of the Company Common Stock or Voting Stock and acquires additional shares, or (v) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (3) below; or

(2)individuals who, as of the date hereof, constitute the Board (as modified by this subsection (2), the “Incumbent Board”), cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(3)consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company Common Stock and Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Company Common Stock and Voting Stock of the Company, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board providing for such Business Combination; or
(4)approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
A “Change in Control” will be deemed to occur (i) with respect to a Change in Control pursuant to subsection (1) above, on the date that any Person becomes the beneficial owner of more than fifty percent (50%) of either the Company Common Stock or the Voting Stock, (ii) with respect to a Change in Control pursuant to subsection (2) above, on the date the members of the Incumbent Board first cease for any reason (other than death or disability) to constitute at least a majority of the Board, (iii) with respect to a Change in Control pursuant to subsection (3) above, on the date the applicable transaction closes and (iv) with respect to a Change in Control pursuant to subsection (4) above, on the date of the stockholder approval.

Notwithstanding the foregoing provisions, a “Change in Control” shall not be deemed to have occurred for purposes of this Agreement solely because of a change in control of any Subsidiary by which the Employee may be employed.
(f)“Date of Termination” means the date on which the Employee incurs a “separation from service,” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), with the Company and its Subsidiaries.
(g)“Disabled” means (i) the Employee has become permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan (“LTD Plan”) in effect immediately prior to the Change in Control for key employees of the Company and its Subsidiaries, or (ii) if no such LTD Plan is then in effect, a physician reasonably acceptable to each of the Employee and the Company has determined that the Employee is, and, for a period of twelve (12) months or more, will be, unable to perform the duties and obligations of the Employee to the Company, even with reasonable accommodation by the Company.
(h)“Good Reason” means:
(1)the failure to elect, reelect or otherwise maintain the Employee in the offices or positions in the Company or any Subsidiary which the Employee held immediately prior to a Change in Control, or the removal of the Employee as a director of the Company (or any successor thereto) if the Employee shall have been a director of the Company immediately prior to the Change in Control;
(2)a material reduction in the nature or scope of the responsibilities or duties attached to the position or positions with the Company and its Subsidiaries which the Employee held immediately prior to the Change in Control;
(3)a material reduction in the Employee’s Base Pay (as that term is hereafter defined);
(4)a material reduction in the aggregate of the Employee’s Incentive Pay opportunity (as “Incentive Pay” is herefter defined) provided by the Company, including but not limited to a reduction in aggregate target bonus percentage or aggregate target award opportunity (whether measured by dollar amount or management objectives);
(5)the termination of the Employee’s rights to any material Employee Benefits (as that term is hereafter defined) to which he or she was entitled immediately prior to the Change in Control or a material reduction in scope or value thereof without the prior written consent of the Employee;
(6)the liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or a significant portion of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization or otherwise) to which all or a significant portion of its business and/or assets have been transferred (directly or by operation of law) shall have assumed all duties and obligations of the Company under this Agreement pursuant to Section 13 hereof;
(7)the Company shall relocate its principal executive offices, or the Company or any Subsidiary shall require the Employee to have his or her principal location of work changed, to any location which is in excess of 50 miles from the location thereof immediately prior to the Charge in

Control or the Company or any Subsidiary shall require the Employee to travel away from his or her office in the course of discharging his or her responsibilities or duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year) than was required of him or her prior to the Change in Control without, in either case, the Employee’s prior written consent; or
(8)without limiting the generality or the effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto.
The Employee is not entitled to assert that his or her termination is for Good Reason unless the Employee gives the Company written notice of the event or events that are the basis for such claim within ninety (90) days after the event or events occur, describing such claim in reasonably sufficient detail to allow the Company to address the event or events and a period of not less than thirty (30) days after delivering such written notice to the Company to cure the alleged condition.
(i)“Nonsolicitation Period” shall mean the period of Employee’s employment or services with the Company or Subsidiary and the twenty-four (24) months following the Date of Termination; except that if a court or arbitrator finds that a twenty-four (24) month Nonsolicitation Period is not reasonably necessary to protect legitimate business interests of the Company or a Subsidiary, the Nonsolicitation Period shall be the period of Employee’s employment with the Company or Subsidiary and eighteen (18) months immediately following the Date of Termination; except that if a court or arbitrator finds that a eighteen (18) month Nonsolicitation Period is not reasonably necessary to protect legitimate business interests of the Company or a Subsidiary, the Nonsolicitation Period shall be the period of Employee’s employment with the Company or Subsidiary and twelve (12) months immediately following the Date of Termination.
(j)“Restriction Period” shall mean the twelve (12) months immediately following the Date of Termination; except that if a court or arbitrator finds that a twelve (12) month Restriction Period is not reasonably necessary to protect legitimate business interests of the Company or a Subsidiary, the Restriction Period shall be the period of Employee’s employment or services with the Company or Subsidiary and nine (9) months immediately following the Date of Termination; except that if a court or arbitrator finds that a nine (9) month Restriction Period is not reasonably necessary to protect legitimate business interests of the Company or a Subsidiary, the Restriction Period shall be the period of Employee’s employment or services with the Company and six (6) months immediately following the Date of Termination.
(k)“Severance Amount” means the amount resulting from multiplying: (1) the Applicable Multiplier times (2) the sum of (i) the Employee’s Base Pay and (ii) the higher of the dollar amount that would have been paid to Employee upon achievement of the target level of performance under (x) the Company’s annual incentive plan or annual incentive bonus in effect for Employee on the Date of Termination and (Y) the annual incentive plan or annual incentive bonus in effect for Employee in the fiscal year of the Change in Control as such plan was in effect immediately prior to the Change in Control.
(l)“Subsidiary” means a corporation, company or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than fifty percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter owned or controlled, directly or indirectly, by the

Company, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.
(m)“Term” means the period commencing as of the date hereof and expiring as of the close of business two years from the date of the Agreement, provided, however, that (i) commencing on January 1, 2025 and each January 1 thereafter, the Term shall automatically be extended for an additional year unless, not later than September 30 of the year immediately preceding such January 1, the Company or the Employee shall have given notice that it or he/she, as the case may be, does not wish to have the Term extended and (ii) upon a Change in Control, the Term shall be extended to the third anniversary of such Change in Control. Notwithstanding the foregoing, subject to Section 11 hereof, if, at any time prior to a Change in Control, the Employee for any reason is no longer an employee of the Company or a Subsidiary, thereupon the Term shall be deemed to have expired.
(n)“Territory” means (i) the United States; and (ii) any other geographic area or market where or with respect to which the Company conducts or has specific plans to conduct the Business on or at any time during the twelve (12) month period prior to the date of the Employee’s Date of Termination.
2.Acknowledgment of Consideration. The Employee agrees that this Agreement was entered into for good and valuable consideration, including, but not limited to the Company’s employment or continued employment of the Employee, the Company’s provision of Confidential Information (as defined below) to the Employee, and the compensation and benefits associated with that employment.
3.Employment Prior to a Change in Control. Prior to a Change in Control, the following terms shall govern the Employee’s employment.
(a)Employment. The Employee understands and agrees that nothing in this Agreement constitutes an express or implied contract, or any promise or commitment, guaranteeing continued employment with the Company.
(b)General Employment Duties. The Employee agrees to diligently perform his or her job duties as may be assigned by the Company to the best of his or her ability. The Employee will keep informed of the Company’s policies, procedures, and practices, and will comply with them at all times. The Employee also agrees that, while employed by the Company, the Employee shall not engage in any activity that might impair or otherwise interfere with the proper performance of the Employee’s duties or responsibilities.
4.Employment Following a Change in Control. Effective only upon a Change in Control, the following terms shall apply:
(a)The Employee shall devote substantially all of his or her time during normal business hours (subject to vacations, sick leave and other absences in accordance with the policies of the Company and its Subsidiaries as in effect for key employees immediately prior to the Change in Control) to the business and affairs of the Company and its Subsidiaries, but nothing in this Agreement shall preclude the Employee from devoting reasonable periods of time during normal business hours to (i) serving as a director, trustee or member of or participant in any organization or business so long as such activity is not directly competitive with the business of the Company as then being carried on, (ii) engaging in charitable and community activities, or (iii) managing his or her personal investments.
(b)For his or her services pursuant to Section 4(a), the Employee shall (i) be paid an annual base salary at a rate not less than the Employee’s annual fixed or base compensation (payable monthly or otherwise as in effect for key employees of the Company immediately prior to the occurrence of a Change in Control) or such higher rate as may be approved from time to time by the Board, the Compensation Committee thereof or management (which base salary at such rate is herein referred to as “Base Pay”) and (ii) have a bona fide opportunity to earn an annual amount equal to not less than the annual bonus, incentive or other opportunity for payments of cash compensation in addition to the amounts referred to in clause (i) above made or to be made in regard to services rendered in any calendar year during the year in which the Change in Control occurred pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar policy, plan, program or arrangement of the Company or any Subsidiary or any successor thereto providing an annual cash bonus opportunity at least equal to the cash bonus opportunity payable thereunder (in both value and achievability) prior to a Change in Control (“Incentive Pay”); provided, however, that with (but only with) the prior written consent of the Employee, nothing herein shall preclude a change in the mix between Base Pay and Incentive Pay so long as the aggregate annual cash compensation opportunity for the Employee in any one calendar year is not reduced in connection therewith or as a result thereof; and provided further, however, that in no event shall any increase in the Employee’s aggregate cash compensation or any portion thereof in any way diminish any other obligation of the Company under this Agreement.
(c)For his or her services pursuant to Section 4(a), the Employee shall be a full participant in, and shall be entitled to the perquisites, benefits and service credit for benefits as provided under, any and all employee retirement, income and welfare benefit policies, plans, programs or arrangements in which key employees of the Company or its Subsidiaries participate, including without limitation any stock option, stock purchase, stock appreciation, restricted stock grant, savings, pension, supplemental retirement or other retirement, income or welfare benefit, deferred compensation, group and/or executive life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or any Subsidiary), disability, salary continuation, expense reimbursement, financial planning and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs, or arrangements that may be adopted hereafter by the Company or any Subsidiary providing perquisites, benefits and service credit for benefits at least equal to those provided or are payable thereunder prior to a Change in Control (collectively, “Employee Benefits”). If and to the extent such perquisites, benefits or service credit for benefits are not payable or provided under any such policy, plan, program or arrangement as a result of the amendment or termination thereof, then the Company shall itself pay or provide therefor. Nothing in this Agreement shall preclude improvement or enhancement of any such Employee Benefits, provided that no such improvement shall in any way diminish any other obligation of the Company under this Agreement.
5.Termination of Employment Following a Change in Control.
(a)Death or Disability. The Employee’s employment shall terminate automatically if the Employee dies or becomes Disabled following a Change in Control.
(b)Cause. The Company may terminate the Employee’s employment for Cause or without Cause following a Change in Control.
(c)Good Reason. The Employee’s employment may be terminated by the Employee for Good Reason or by the Employee voluntarily without Good Reason following a Change in Control.
(d)Notice of Termination. Any termination by the Company for Cause, or by the Employee for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(b). “Notice of Termination” means a written notice that (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated, and (3) if the termination date is other than the date of receipt of such notice, specifies the termination date (which termination date shall be not more than thirty (30) days after the giving of such notice). The failure by the Employee or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Employee or the Company, respectively, hereunder or preclude the Employee or the Company, respectively, from asserting such fact or circumstance in enforcing the Employee’s or the Company’s respective rights hereunder.
6.Exclusive Obligations of the Company upon Certain Terminations Following a Change in Control.
(a)Resignation for Good Reason; Termination Other Than for Cause, death or Disability. If, within one (1) year following a Change in Control, (X) the Company terminates the Employee’s employment other than for Cause, death, or Disability or (Y) the Employee resigns for Good Reason, the Company shall pay to the Employee (or the Employee’s estate or beneficiary, in the event of the Employee’s death after the Date of Termination), at the time specified herein (except as otherwise provided by Section 13(d)), the following amounts:
(1)a lump sum payment equal to the Severance Amount; and
(2)if COBRA continuation coverage is properly elected under the Company’s group medical plan by the Employee (and his/her spouse and dependents, if any, covered by the Company’s group medical plan on his/her Date of Termination), the Company shall pay the cost of such COBRA continuation coverage for the Employee (and such spouse and dependents) for ___2 months following his/her Date of Termination (or such shorter period during which such person is eligible for COBRA continuation coverage). To the extent that coverage or benefits provided under this Section 6(a)(3) results in taxable income to the Employee, the Employee acknowledges and agrees that the Employee is fully responsible for the tax effect of the provision of such coverage or benefits.
In addition to the foregoing payments, with respect to equity compensation awards of the Company held by the Employee as of the Date of termination: (i) any equity compensation award for which vesting is based on the passage of time shall be accelerated, vest in full, and become immediately exercisable, distributable, or payable; and (ii) any equity compensation award for which vesting is based on the achievement of performance conditions shall be paid or distributed to the Employee at the same time as such equity compensation award is paid or distributed according at the original time specified for such award in the applicable award agreement and based on the achievement of the performance conditions applicable to such award, provided that such payment or distribution shall be prorated by multiplying the amount of such payment or distribution by (A) the number of full and partial months the Employee was employed by the Company during the performance period applicable to such award and (B) the total number of months within performance period applicable to such award.
The payments to be made and the benefits to be provided under this Section 6(a) (other than with respect to equity compensation awards based on the achievement of performance conditions) shall be payable and shall start being provided within sixty (60) business days following the Date of Termination, provided all conditions to payment
2 This is 18 for the CEO and 12 for others.

have been satisfied. If such sixty (60) day period begins in one calendar year and ends in the following calendar year, the Employee shall not have the right to designate the calendar year of payment of any lump sum amount.
(b)Release. As a condition to receiving payments under this Section 6, no later than forty-five (45) days after having been presented such release by the Company, the Employee shall have executed and delivered to the Company a general release of claims in favor of the Company, its current and former Subsidiaries, affiliates and stockholders, and the current and former directors, officers, employees and agents of the Company in substantially the form set forth on Exhibit A attached hereto, and the Employee’s general release shall have become irrevocable.
7.No Set-Off; Company’s Obligations; Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise timely perform its payment and other obligations hereunder shall not be limited, reduced or otherwise affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company has or may have against the Employee or others. The Employee shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Employee obtains other employment.
8.Reimbursement of Legal Fees. Effective only upon a Change in Control, it is the intent of the Company that the Employee not be required to incur the expenses associated with the enforcement or defense of his or her rights under this Agreement following such a Change in Control by litigation or other legal action because the cost and expense thereof could substantially diminish the benefits and payments intended to be extended to the Employee hereunder following a Change in Control. Accordingly, following a Change in Control, if the Employee retains counsel of the Employee’s choice in the reasonable belief that the Company has failed to comply with any of its obligations under this Agreement which arose following a Change in Control or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation designed to deny, or to recover from, the Employee the benefits provided or intended to be provided to the Employee hereunder, the Company will reimburse the Employee for the fees and expenses paid to such counsel, provided that such reimbursement shall be conditioned upon the Employee prevailing in any respect in connection with the interpretation, enforcement or defense of any of the Employee’s rights under this Agreement. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company receives written evidence of such fees and expenses. Any such reimbursements or expenses shall be paid as soon as practicable following the resolution of the dispute but in no event later than the end of the first taxable year of the Employee in which the Company and the Employee have entered into a legally binding settlement of such dispute, the Company concedes that such reimbursements or expenses are payable, or the Company is required to make such reimbursement and pay such expenses pursuant to a final and nonappealable judgment or other binding decision. Notwithstanding any existing or prior attorney-client relationship between the Company and counsel retained by Employee for purposes of this Section 8, the Company irrevocably consents to the Employee’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Employee agree that a confidential relationship shall exist between the Employee and such counsel.
9.Section 280G.
(a)Notwithstanding any other provision of this Agreement or other agreement, contract, or understanding heretofore or hereafter entered into by the Employee with the Company or any Subsidiary, except an agreement, contract, or understanding that expressly addresses Section 280G or Section 4999 of the Code (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Employee (including groups or classes of Employees or beneficiaries of which the Employee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Employee (a “Benefit Arrangement”), if the Employee is a “disqualified individual,” as defined in Section 280G(c) of the Code, any right to receive any payment or other benefit under this Agreement shall not become due (i) to the extent that such right to payment or benefit, taking into account all other rights, payments, or benefits to or for the Employee under this Agreement, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Employee under this Agreement to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”), and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Employee from the Company under this Agreement, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Employee without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to payment or benefit under this Agreement, in conjunction with all other rights, payments, or benefits to or for the Employee under any Other Agreement or any Benefit Arrangement would cause the Employee to be considered to have received a Parachute Payment under this Agreement that would have the effect of decreasing the after-tax amount received by the Employee as described in clause (ii) of the preceding sentence, then the Employee shall have the right, in the Employee’s sole discretion, to designate those rights, payments, or benefits under this Agreement, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Employee under this Agreement be deemed to be a Parachute Payment.
(b)At the time that payments are made under this Agreement, the Company will provide the Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including any opinions or other advice the Company received from tax counsel, its auditor, or other advisors or consultants (and any such opinions or advice which are in writing will be attached to the statement). All such calculations and opinions shall be binding on the Company and the Employee.
10.Covenants of Employee.
(a)Confidentiality. During Employee’s employment with the Company or a Subsidiary, Employee may receive special training and/or be given access to or may become acquainted with Confidential Information of the Company or a Subsidiary. As used in this section, “Confidential Information” of the Company means all trade practices, business plans, price lists, supplier lists and data, customer lists and data, marketing plans, financial information, product development, employee lists and data, software and all other compilations of information which relate to the business of the Company or a Subsidiary, whether or not constituting a trade secret under applicable law, and which have not been disclosed by the Company to the public, or which are not otherwise generally available to the public.
Employee acknowledges that such Confidential Information, as such may exist from time to time, is a valuable, confidential, special and unique asset of the Company and its Subsidiaries, expensive to produce and maintain and essential for the profitable operation of their respective businesses. Employee agrees that, during the course of Employee’s employment with the Company or a Subsidiary, or at any time thereafter, Employee will not, directly or indirectly, communicate, disclose or divulge to any Person, or use for Employee’s benefit or the benefit of any Person, in any manner, any Confidential Information of the Company or a Subsidiary, acquired during Employee’s employment with the Company or a Subsidiary or any other Confidential Information concerning the conduct and details of the businesses of the Company and its Subsidiaries, except as required in the course of Employee’s employment with the Company or a Subsidiary or as otherwise may be required by law. For the purposes of this section, “Person” shall mean any individual, partnership, corporation, trust, unincorporated association, joint venture, limited liability company or other entity or any government, governmental agency or political subdivision.
All documents relating to the businesses of the Company and its Subsidiaries including, without limitation, Confidential Information of the Company, whether prepared by Employee or otherwise coming into Employee’s possession, are the exclusive property of the Company and such respective Subsidiaries, and must not be removed from the premises of the Company, except as required in the course of Employee’s employment with the Company or its Subsidiary. Employee will immediately return all such documents (including any copies thereof) to the Company or its Subsidiary when Employee ceases to be employed by the Company or its Subsidiary or upon the earlier request of the Company or the Board.
(b)Agreement Not to Compete. While employed by the Company or a Subsidiary and during the Restriction Period, Employee shall not, except with the Company’s express prior written consent, for the benefit of any entity or person (including Employee) take any steps preparatory to, be employed by, or be engaged or concerned or interested in or provide technical, commercial or professional advice to any with the Business within the Territory; however, the foregoing shall not prohibit Employee from acquiring, solely as an investment and through market purchases, securities of any entity which are registered under Section 12(b) or 12(g) of the Exchange Act and which are publicly traded, so long as Employee is not part of any control group of such entity and such securities, if converted, do not constitute more than one percent (1%) of the outstanding voting power of that entity.
(c)Agreement Not to Solicit Clients. During the Nonsolicitation Period, Employee shall not, except with the Company’s express prior written consent, for the benefit of any entity or person (including Employee) solicit, induce or encourage any customer or client of the Company or a Subsidiary, which during the preceding twelve (12) months of Employee’s employment with the Company or Subsidiary Employee was either involved (directly or indirectly) or about which Employee received Confidential Information, to cease or reduce its business with the Company or a Subsidiary.
(d)Agreement Not to Solicit Employees. During the Nonsolicitation Period, Employee shall not, except with the Company’s express prior written consent, for the benefit of any entity or person (including Employee) solicit, induce or encourage any employee of the Company or a Subsidiary, to leave the employment of the Company or a Subsidiary.
(e)Nondisparagement. Employee shall not, at any time while employed by the Company or a Subsidiary or thereafter make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, a Subsidiary or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude Employee from making truthful statements that are required by applicable law, regulation or legal process.
(f)Employee Disclosure. Notwithstanding the foregoing, nothing in this Agreement prohibits, limits, or restricts, or shall be construed to prohibit, limit, or restrict, Employee from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Exchange Act and the rules and regulations thereunder), without notice to or consent from the Company. Moreover, the federal Defend Trade Secrets Act of 2016 immunizes Employee against criminal and civil liability under federal or state trade secret laws - under certain circumstances - if Employee discloses a trade secret for the purpose of reporting a suspected violation of law. Immunity is available if Employee discloses a trade secret in either of these two circumstances: (1) Employee discloses the trade secret (a) in confidence, (b) directly or indirectly to a government official (federal, state or local) or to a lawyer, and (c) solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a legal proceeding, Employee discloses the trade secret in the complaint or other documents filed in the case, so long as the document is filed “under seal” (meaning that it is not accessible to the public).
(g)Reasonableness of Restrictions. The Employee acknowledges that he or she has carefully considered the nature and extent of the restrictions upon him or her, and the rights and remedies conferred upon the Company in this Agreement, and acknowledges and agrees that the same: (i) are reasonable in scope, territory, and duration; (ii) are designed to eliminate competition which otherwise would be unfair to the Company; (iii) do not stifle his or her inherent skill and experience; (iv) would not operate as a bar to his or her sole means of support; (v) are fully required to protect the legitimate interests of the Company; and (vi) do not confer a benefit upon the Company disproportionate to the detriment of the Employee. Notwithstanding the foregoing, to the extent Employee is employed in the State of California upon the execution of this Agreement, Sections 10(b) and 10(c) are not applicable.
11.Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Employee to have the Employee remain in the employment of the Company or any Subsidiary prior to or after any Change in Control; provided, however, that any termination of employment of the Employee or the removal of the Employee from such Employee’s office or position (other than a termination by the Company for Cause, or termination for death or Disability) in the three (3) month period preceding a Change in Control shall be conclusively presumed to be a termination or removal of the Employee after a Change in Control for purposes of this Agreement.
12.Successors.
(a)The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but shall not otherwise be assignable, transferable or delegable by the Company.
(b)This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.
(c)This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Section 12(a). Without limiting the generality of the foregoing, the Employee’s right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 12(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.
(d)The Company and the Employee recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, the Company and the Employee hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of this Agreement.
13.Miscellaneous.
(a)This Agreement and all matters relating to Employee’s employment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof. Each party to this Agreement (i) consents to the personal jurisdiction of the state and federal courts having jurisdiction in New Castle County, Delaware, (ii) stipulates that the proper, exclusive, and convenient forum and venue for legal adjudication of any issue arising out of this Agreement or relating to claims between the parties is New Castle County, Delaware for state court proceedings, and the United States District Court District of Delaware, location, for federal district court proceedings, and (iii) waives any defense, whether asserted by a motion or pleading, that New Castle County, Delaware, or the United States District Court District of Delaware, is an improper or inconvenient venue. Notwithstanding the foregoing, to the extent Employee is employed in the State of California upon the execution of this Agreement, then (i) this Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof; and (ii) each party to this Agreement consents that the proper, exclusive, and convenient forum and venue for legal adjudication of any issue arising out of this Agreement or relating to claims between the parties are the state and/or federal courts for San Diego County, California.
(b)Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Employee at the last address he or she has filed in writing with the Company or, in the case of the Company, at its principal offices.
(c)The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Any invalid or unenforceable provision shall be deemed severed from this Agreement to the extent of its invalidity or unenforceability, and this Agreement shall be construed and enforced as if the Agreement did not contain that particular provision to the extent of its invalidity or unenforceability, provided that in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
(d)The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding any provisions of this Agreement to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Employee shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to the Employee under Section 6 of this Agreement until the Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to the Employee under this Agreement shall be paid to the Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Employee) during any one year may not affect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which the Employee would become entitled to under the terms of the Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which the Employee remits the related taxes were incurred. Notwithstanding any provisions of this Agreement to the contrary, if the Employee is a “specified employee” (within the meaning of Section 409A of the Code and determined pursuant to any policies adopted by the Company consistent with Section 409A of the Code), at the time of the Employee’s separation from service and if any portion of the payments or benefits to be received by the Employee upon separation from service would be considered deferred compensation under Section 409A of the Code and cannot be paid or provided to the Employee during the six-month period immediately following the Employee’s separation from service without the Employee incurring taxes, interest or penalties under Section 409A of the Code, such amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following the Employee’s separation from service will instead be paid or made available on the earlier of (i) first business day after the date that is six (6) months following the Employee’s separation from service and (ii) the Employee’s death.
(e)The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.
(f)In the event of any inconsistency between this Agreement and the terms of any other agreement, plan, or arrangement between the Employee and the Company providing for severance benefits following a Change in Control (including, without limitation, any equity incentive plan, any award agreement pursuant to any equity incentive plan, and any employment, severance, or other agreement), the terms of this Agreement shall control. To the extent (and only to the extent) that a payment or benefit that is to be provided under this Agreement has been paid or provided for the same purposes under the terms of another plan, program, agreement or arrangement, including any employment or severance agreement between the Employee and the Company, then the payments or benefits provided under this Agreement shall be reduced by the payments or benefits provided under such applicable plan, program, agreement or arrangement. For the avoidance of doubt, the provisions of Section 6(a) of this Agreement with respect to the treatment equity compensation awards shall be construed as an amendment to and shall supersede any terms providing for the treatment of outstanding equity compensation awards following Employee’s termination after a Change in Control under any equity incentive plan of the Company or any award agreements thereunder.
(g)No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
(h)The Employee and the Company acknowledge that, except as provided in any other written agreement between the Employee and the Company, the employment of the Employee by the Company is “at will” and, prior to or after the occurrence of a Change in Control, the Employee’s employment may be terminated by either the Employee or the Company at any time. This Agreement represents the entire agreement between the parties relating to the subject matter of this Agreement and replaces any and all prior agreements pertaining thereto between the Employee and the Company. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter of this Agreement have been made by either party which are not set forth expressly in this Agreement.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

HYLIION HOLDINGS CORP.: By: Title:
EMPLOYEE:

[Signature page to Change in Control Agreement]

EXHIBIT A
RELEASE AGREEMENT

This release (the “Release”) is entered into by Hyliion Holdings Corp., a Delaware corporation. (the “Company”) and ___________ (“Employee”) pursuant to the Change in Control Agreement between the Company and Employee, effective as of [__________] (the “CIC Agreement”). This is the Release referenced in Section 6(b) of the CIC Agreement, and capitalized terms used but not defined herein shall have the meanings provided to them in the CIC Agreement.

In exchange for and as a condition of receiving the payments and benefits set forth in Section 6(a) of the CIC Agreement, the parties agree as follows:

    1.    Release and Covenant Not To Sue. Employee, on behalf of Employee’s self and Employee’s heirs, administrators, executors, and assigns, forever releases the Company and its subsidiaries and each of the Company’s and its subsidiaries’ successors, assigns, predecessors, affiliates, divisions, directors, officers, shareholders, employees, representatives, agents, counsel, and insurers, and any persons acting with them (collectively “Released Parties”) from, and covenants not to bring suit or otherwise institute legal proceedings against any of them arising in whole or in part from, all claims that Employee now has or may have or that Employee may hereafter have of any nature whatsoever, that arose out of or are related to any matter occurring prior to the effective date, be they common law or statutory, legal or equitable, in contract or tort, including but not limited to claims arising out of Employee’s employment with the Company, termination of employment and/or and including but not limited to claims under: (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991, as amended; (iv) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Fair Labor Standards Act; (xi) New York Human Rights Law; (xii) including the West Virginia Human Rights Act; (xiii) Massachusetts Wage Act; (xiv) S.D. Codified Laws § 20-7-11; (xv) N.D. Cent. Code § 9-13-02; (xvi) any state or federal, state or local anti-discrimination law, (xvii) any state or federal, state or local wage and hour, overage or payment law; (xviii) any other local, state or federal law, regulation or ordinance in the United States of America and in any jurisdiction anywhere in the world; (xix) any public policy, contract, tort, or common law claim; (xx) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in the matters referenced herein; and (xxi) any and all claims the Employee may have arising as the result of any alleged breach of contract, compensation, incentive, bonus or commission plan or agreement with any Released Party. This Release does not waive any right that cannot be waived by law.

Employee hereby represents and warrants that (s)he has not filed or reported any claims or complaints in any forum and that (s)he has not assigned to any third party or filed with any agency or court any claim released by this paragraph 1, except for any claims, reports or information filed with or provided to the Securities and Exchange Commission (the “SEC”) or other government agency or court confidentially pursuant to Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Employee is not waiving any claim for workers’ compensation, although Employee acknowledges (s)he has not sustained a work-related injury or illness and has no intent to file a claim against the Company as a result of any work-related injury or illness sustained in the course of his employment with the Company. Nothing in this Release prohibits Employee from filing a charge with the Equal Employment Opportunity Commission, National Labor Relations Board or a comparable state or local administrative agency related to Employee’s employment or separation of employment. Employee does forever waive Employee’s right to recover or receive any monetary damages, attorneys’ fees, back pay, reinstatement or injunctive relief from the Released Parties relating to any matter whatsoever up to the date of this Agreement. However, nothing in this Release (i) prohibits, limits or restricts, or shall be construed to prohibit, limit or restrict, Employee from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Exchange Act and the rules and regulations thereunder), without notice to or consent from the Company, or (ii) to the extent required by law, prohibits or shall be construed to prohibit

Employee from receiving a reward from the SEC or other applicable government agency pursuant to Section 21F of the Exchange Act or other applicable whistleblower or other law or regulation in connection therewith.

    2.    Wavier of Unknown Claims. Employee understands and expressly agrees that this Agreement extends to all claims of every nature and kind whatsoever, known and unknown, suspected or unsuspected, past or present, which the Employee has or may have against the Released Parties, and the Employee hereby knowingly waives any and all rights and protections under Section 1542 of the California Civil Code, which states:

1542. GENERAL RELEASE - CLAIMS EXTINGUISHED.

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee agrees that this waiver is an essential and material term of this Agreement, without which this document would not have been executed. For all purposes of this Agreement, the term “creditor” as used and referred to in Section 1542 of the California Civil Code means and includes Employee.3

3.    Consideration of Agreement by Employee.

(a)    The Company hereby advises Employee and Employee acknowledges that Employee has been so advised, to consult with an attorney before executing this Release.

(b)    Employee acknowledges that, before entering into this Release, Employee had twenty-one (21) calendar days after receipt of this Release (the “Consideration Period”) to consider this Release before signing it. Employee and the Company agree that no changes to this Release will re-start the Consideration Period. If Employee signs this Release, the date on which (s)he signs the Release shall be the “Execution Date.” In the event Employee executes and returns this Release prior to the end of the Consideration Period, (s)he acknowledges that Employee’s decision to do so was voluntary and that (s)he had the opportunity to consider this Release for the entire Consideration Period. If Employee works from West Virginia, Employee acknowledges receipt of the toll-free West Virginia State Bar Association phone number 1-866-989-8227.

(c)    The parties agree that this Release will not become effective until seven (7) calendar days after the Execution Date and that Employee may, within seven (7) calendar days after the Execution Date, revoke the Release in its entirety by providing written notice to [____________] at the Company. If written notice of revocation is not received by the Company by the 8th day after the execution of this Release, this Release will become effective and enforceable on that day.

Employee represents and agrees that (s)he has fully read and understands the meaning of this Release and is voluntarily entering into this Release with the intention of giving up all claims against the Company and Released Parties.

HYLIION HOLDINGS CORP.

Date:                        By:

                        Name:            ___________

                        Title:    _______________

3 Provision to be included only for California based employee.

Date:
                        Employee